EXHIBIT 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NORTH JERSEY LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR ALLIANCES IN MEXICO

www.duanemorris.com

June 26, 2026

Soligenix, Inc. Attn: Board of Directors 29 Emmons Drive, Suite B-10 Princeton, NJ 08540
Re:

Soligenix, Inc. (the “Corporation”) Form S-3, as amended (Registration File No. 333-274265) (the “Registration Statement”), as supplemented by the Prospectus Supplements dated January 23, 2026, May 28, 2026 and June 26, 2026 (collectively, the “Prospectus Supplements”)

Ladies and Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement as supplemented by the Prospectus Supplements, relating to the offer and sale by the Corporation of shares of common stock, $0.001 par value, of the Corporation having an aggregate gross sales price of up to $2,500,000 covered by the Prospectus Supplement dated June 26, 2026 (the “Shares”), pursuant to the terms of the At Market Issuance Sales Agreement dated as of January 23, 2026 (the “Agreement”) between the Corporation and Rodman & Renshaw LLC, as sales agent.

As counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement as supplemented by the Prospectus Supplements.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a.the Registration Statement, in the form filed and to be filed with the Commission, and the exhibits filed or to be filed in connection therewith, including the Prospectus Supplements;

Duane Morris llp
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Soligenix, Inc.

June 26, 2026

b.the Agreement;

c. the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended, as certified by the Secretary of the Corporation;

d. the Second Amended and Restated Bylaws of the Corporation, as certified by the Secretary of the Corporation; and

e. resolutions of the Board of Directors of the Corporation, as attested to by the Secretary of the Corporation.

We have also examined such other certificates of public officials, such certificates of executive officers of the Corporation and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Corporation on which we have relied are complete in all material respects. As to all questions of fact material to the opinion expressed herein, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the terms of the Agreement against receipt by the Corporation of the consideration specified therein, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Soligenix, Inc.

June 26, 2026

Our opinion expressed herein is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Corporation on June 26, 2026 and which is incorporated by reference into the Prospectus, and to any and all references to our firm in the Prospectus which is a part of the Registration Statement and the Prospectus Supplements. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Duane Morris LLP